                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /        Preliminary Proxy Statement
/X/        Definitive Proxy Statement
/ /        Definitive Additional Materials
/ /        Soliciting Material Pursuant to
           240.14a-11(c) or 240.14a-12
/ /        Confidential, for Use of the Commission
           Only (as Permitted by Rule 14a-6(e)(2))

--------------------------------------------------------------------------------
                        GULFSTREAM AEROSPACE CORPORATION
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

--------------------------------------------------------------------------------

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i) and 0-11:
           1)         Title of each class of securities to which transaction applies:

           2)         Aggregate number of securities to which transaction applies:

           3)         Per unit price or other underlying transaction computed pursuant to Exchange Act
                      Rule 0-11:

           4)         Proposed maximum aggregate value of transaction:

           5)         Total fee paid:

/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing:
           1)         Amount Previously Paid:

           2)         Form, Schedule or Registration Statement No.:

           3)         Filing Party:

           4)         Date Filed:

                                   [LOGO]

                                                                  March 28, 1997

Dear Fellow Stockholder:

    You are cordially invited to attend the 1997 Annual Meeting of Stockholders of Gulfstream Aerospace Corporation, which is Gulfstream's first annual meeting as a public company, to be held on Wednesday, May 14, 1997, at 9:30 a.m., local time, at the Iridium Room located on the lower lobby level of the St. Regis Hotel, Two East 55th Street (at Fifth Avenue), New York, New York 10022.

    At the meeting, we will review Gulfstream's activities over the past year, including the first deliveries of the Gulfstream V as well as the outlook for 1997. The Secretary's formal notice of the meeting and the Proxy Statement appear on the following pages and describe the matters to be acted upon at the meeting.

    We hope that you will be able to attend the meeting in person. However, whether or not you plan to be present, please sign and return your proxy as soon as possible so that your vote will be counted.

                                          Sincerely,

                                          /s/ Theodore J. Forstmann

                                          THEODORE J. FORSTMANN
                                          CHAIRMAN OF THE BOARD

                                     [LOGO]

                        GULFSTREAM AEROSPACE CORPORATION

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

    The 1997 Annual Meeting of Stockholders of Gulfstream Aerospace Corporation, a Delaware corporation (the "Company"), will be held at the Iridium Room located on the lower lobby level of the St. Regis Hotel, Two East 55th Street (at Fifth Avenue), New York, New York 10022 on Wednesday, May 14, 1997, at 9:30 a.m., local time, for the following purposes:

        1. To elect seven directors for terms ending at the 2000 Annual Meeting of Stockholders;

        2. To consider and vote on a proposal to approve the Gulfstream Aerospace Corporation Amended and Restated 1990 Stock Option Plan;

        3. To ratify the appointment by the Board of Directors of Deloitte & Touche LLP, independent public accountants, as independent auditors for the Company for the fiscal year ending December 31, 1997; and

        4. To transact such other business as may properly come before the meeting.

    Stockholders of record as of the close of business on March 26, 1997 will be entitled to vote at the meeting.

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY DELIVERY TO THE COMPANY OF A SUBSEQUENTLY EXECUTED PROXY OR A WRITTEN NOTICE OF REVOCATION OR BY VOTING IN PERSON AT THE MEETING.

                                          By order of the Board of Directors,

                                          /s/ Chris A. Davis

                                          Chris A. Davis
                                          Secretary

March 28, 1997

                        GULFSTREAM AEROSPACE CORPORATION
                              500 Gulfstream Road
                            Savannah, Georgia 31408

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 14, 1997

                             ---------------------

    This proxy statement is furnished to stockholders of Gulfstream Aerospace Corporation, a Delaware corporation ("Gulfstream" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board" or "Board of Directors") for use at the 1997 Annual Meeting of the Stockholders to be held at 9:30 a.m., local time, on Wednesday, May 14, 1997, at the Iridium Room located on the lower lobby level of the St. Regis Hotel, Two East 55th Street (at Fifth Avenue), New York, New York 10022, and any adjournments thereof.

    Stockholders of record as of the close of business on March 26, 1997 will be entitled to vote at the meeting or any adjournments thereof. As of the record date, March 26, 1997, the Company had outstanding 74,035,328 shares of Common Stock, par value $.01 per share ("Common Stock"), each entitled to one vote on all matters to be voted upon. Information contained in this proxy statement pertaining to the Common Stock gives effect to a recapitalization of the Company's common equity that became effective immediately prior to completion of the initial public offering of Common Stock on October 16, 1996. This proxy statement, the accompanying form of proxy and the Company's annual report to stockholders for the fiscal year ended December 31, 1996 are being mailed on or about April 1, 1997 to each stockholder entitled to vote at the meeting.

                        VOTING AND REVOCATION OF PROXIES

VOTING

    If the enclosed proxy is executed and returned in time and not revoked, all shares represented by the proxy will be voted. Each proxy will be voted in accordance with the stockholder's instructions. If no instructions are specified, signed proxies will be voted FOR the election of each person nominated for election as a director, FOR the approval of the Gulfstream Aerospace Corporation Amended and Restated 1990 Stock Option Plan (the "Amended and Restated 1990 Stock Option Plan"), and FOR the ratification of the appointment by the Board of Directors of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending December 31, 1997.

    The holders of a majority of the shares of Common Stock entitled to vote at the meeting, present in person or by proxy, constitutes a quorum. If a quorum is present, the affirmative vote of the holders of a plurality of the votes cast at the meeting will be required for the election of directors; and the affirmative vote of holders of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon will be required to act on all other matters to come before the meeting, including the approval of the Amended and Restated 1990 Stock Option Plan and the ratification of the appointment by the Board of Directors of Deloitte & Touche LLP as independent auditors for the Company. An automated system administered by the Company's transfer agent tabulates the votes. For purposes of determining the number of votes cast with respect to any voting matter, only those cast "for" or "against" are included; abstentions and broker non-votes are excluded. Accordingly, with respect to the election of directors, abstentions and broker non-votes will have no effect on the outcome. For purposes of determining whether the affirmative vote of a majority of the shares present at the meeting and entitled to vote has been obtained, abstentions will be included in, and broker non-votes will be excluded from, the number of shares present and entitled to vote. Accordingly, with respect to any matter other than the election of directors, abstentions will have the effect of a vote "against" the matter and broker non-votes will have the effect of reducing the number of affirmative votes required to achieve the majority vote.

REVOCATION

    A stockholder giving a proxy may revoke it at any time before it is voted by delivery to the Company of a subsequently executed proxy or a written notice of revocation. In addition, returning your completed proxy will not prevent you from voting in person at the meeting should you be present and wish to do so.

                             ELECTION OF DIRECTORS

    The Board of Directors consists of three classes, with seven directors in each class. Directors hold office for staggered terms of three years and until their successors have been duly elected and qualified. One of the three classes will be elected each year at the Annual Meeting of Stockholders to succeed the directors whose terms are ending.

    Seven directors in Class I are to be elected at the 1997 Annual Meeting and proxies cannot be voted for more than seven nominees. The directors so elected will hold office as directors until the 2000 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. The directors in Class II and Class III are serving terms ending at the Annual Meeting of Stockholders in 1998 and 1999, respectively.

    Information concerning nominees for election to terms ending at the 2000 Annual Meeting of Stockholders is set forth below, followed by information concerning directors in Class II and III. Unless otherwise directed, proxies will be voted FOR the nominees listed below. If any one or more of the nominees is unable to serve for any reason or withdraws from nomination, proxies will be voted for the substitute nominee or nominees, if any, proposed by the Board of Directors. The Board has no knowledge that any nominee will or may be unable to serve or will or may withdraw from nomination. All of the nominees are presently serving as directors of the Company.

NOMINEES FOR ELECTION TO TERMS ENDING AT THE 2000 ANNUAL MEETING OF STOCKHOLDERS

    CHARLOTTE L. BEERS, age 61, has been a director of the Company since July 1993. She has been Chairman of Ogilvy and Mather Worldwide, Inc. ("Ogilvy & Mather") since April 1992 and was Chief Executive Officer of Ogilvy & Mather from April 1992 to September 1996. Ms. Beers was Chairman/Chief Executive Officer of Thatham RSCG from 1982 to 1992.

    THOMAS D. BELL, JR., age 47, has been a director of the Company since April 1994. Mr. Bell has been President and Chief Executive Officer of Burson-Marsteller, a division of Young & Rubicam Inc., since May 1995. Mr. Bell was Vice Chairman of the Company from April 1994 to April 1995. From 1991 to 1994, Mr. Bell served as Vice Chairman and Chief Operating Officer of Burson-Marsteller. Mr. Bell is also a director of Lincoln National Corporation.

    CHRIS A. DAVIS, age 46, has been a director of the Company since March 1997. She has served as Executive Vice President and Chief Financial Officer of the Company since July 1993 and Secretary of the Company since August 1996. She is also President and Chief Operating Officer of Gulfstream Financial Services Corporation. Prior to joining the Company, she was Chief Financial Officer for General Electric Co.'s Electronic Systems Division from 1990 to 1993.

    NICHOLAS C. FORSTMANN, age 50, has been a director of the Company since March 1990. He has been a general partner of FLC Partnership, L.P. since he co-founded Forstmann, Little & Co. ("Forstmann Little") in 1978. He is also a director of General Instrument Corporation and Department 56, Inc. Theodore J. Forstmann and Nicholas C. Forstmann are brothers.

    BRYAN T. MOSS, age 57, has served as Vice Chairman of the Company and Chief Executive Officer of Gulfstream Aircraft Incorporated ("GAI") since March 1995. Prior to joining the Company, he was President of Bombardier Business Aircraft Division where he was responsible for the Challenger and Global Express business jet programs from 1989 to March 1995.

    ROGER S. PENSKE, age 60, has been a director of the Company since December 1993. Mr. Penske has been Chairman, Chief Executive Officer, President and a director of Penske Corporation since 1969 and Chairman, Chief Executive Officer and a director of Detroit Diesel Corporation since 1987. Mr. Penske is also a director of Penske Motorsports, Inc., Philip Morris Companies Inc. and General Electric Co.

    DONALD H. RUMSFELD, age 64, has served as a director of the Company since 1993. Mr. Rumsfeld has been in private business since August 1993. From October 1990 to August 1993, Mr. Rumsfeld served as Chairman and CEO of General Instrument Corporation. Previously, he had served as Chairman and CEO of G.D. Searle and U.S. Secretary of Defense. Mr. Rumsfeld is currently Chairman of the Board of Directors of Gilead Sciences, Inc., and a member of the Boards of ABB AB, Kellogg Company, Metricom, Inc., Sears Robuck and Co., and Tribune Company.

DIRECTORS WHOSE TERMS END AT THE 1998 ANNUAL MEETING OF STOCKHOLDERS

    WILLIAM R. ACQUAVELLA, age 59, has been a director of the Company since March 1990. He has been the owner and operator of Acquavella Galleries, Inc. and Acquavella Contemporary Art, Inc. since 1963 and the general partner of Acquavella Modern Art since May 1990.

    W.W. BOISTURE, JR., age 52, has served as Executive Vice President since February 1994 and as director of the Company since February 1995. He is also President and Chief Operating Officer of GAI. Prior to joining the Company, he was President and Chief Executive Officer of British Aerospace Corporate Jets from October 1992 through 1993 where he was responsible for the "Hawker" business jet product line and its worldwide marketing, sales and support organization. From early 1990 to 1992, Mr. Boisture was Chairman, President and Chief Executive Officer of Butler Aviation, a nationwide aviation services company.

    SANDRA J. HORBACH, age 36, has been a director of the Company since September 1994. She has been a general partner of FLC Partnership, L.P. since January 1993. She joined Forstmann Little in August 1987. She is also a director of Department 56, Inc.

    MICHAEL S. OVITZ, age 50, has been a director of the Company since March 1997. He is an independent businessman and investor. From October 1995 to December 1996, Mr. Ovitz was President of The Walt Disney Company ("Disney"). Prior to joining Disney, Mr. Ovitz served as chairman of Creative Artists Agency, which he co-founded, from 1975 until 1995.

    ALLEN E. PAULSON, age 74, has been a director of the Company since March 1990. He served as Chairman, Chief Executive Officer and a director of Gulfstream Aerospace Corporation (a Georgia corporation and wholly owned indirect subsidiary of the Company) and its predecessors from 1978, when he purchased the corporate jet division of Grumman Aerospace and began Gulfstream American (a predecessor of the Company), to 1992. He has also served as Chairman of the Company from March 1990 and Chief Executive Officer of the Company from January 1992 to August 1992. He is also a director of CardioDynamics International Corp. and Full House Resorts, Inc.

    COLIN L. POWELL, age 59, has been a director of the Company since May 1996. Mr. Powell served as the Chairman of the Joint Chiefs of Staff from October 1989 to September 1993. Prior to that, Mr. Powell served as the National Security Advisor from December 1987 to January 1989. Since his retirement from military service in September 1993, Mr. Powell has written his autobiography, MY AMERICAN JOURNEY.

    GEORGE P. SHULTZ, age 76, has been a director of the Company since November 1991. Mr. Shultz served as the United States Secretary of State from July 1982 until January 1989 and is a Distinguished Fellow of the Hoover Institute. Mr. Shultz is also a director of AirTouch Communications, Inc. and Gilead Sciences, Inc.

DIRECTORS WHOSE TERMS END AT THE 1999 ANNUAL MEETING OF STOCKHOLDERS

    ROBERT ANDERSON, age 76, has been a director of the Company since March 1990. He has served as Chairman Emeritus of Rockwell Corporation since February 1990. Mr. Anderson is also a director of Optical Data Systems, Inc. and the Timken Company.

    FRED A. BREIDENBACH, age 50, has served as President, Chief Operating Officer and a director of the Company since April 1993. Prior to joining the Company, he was Vice President and General Manager of General Electric Co.'s Electronics Systems Division from 1991 to 1993. He is the Chairman of the General Aviation Manufacturing Association and is also a director of the Aerospace Industries Association of America, Inc.

    LYNN FORESTER, age 42, has been a director of the Company since March 1997. She has been President and Chief Executive Officer of FirstMark Holdings, Inc., since 1984, and of NetWave, Inc., an Internet company, since 1996. From 1989 to December 1994, she was Chairman and Chief Executive Officer of TPI Communications International, Inc., a radio common carrier and paging company. She is a director of General Instrument Corporation and Vice Chairman of the Corporate Commission on Educational Technology.

    THEODORE J. FORSTMANN, age 57, has served as Chairman of the Board of the Company since November 1993. Mr. Forstmann has been a general partner of FLC Partnership, L.P. since he co-founded Forstmann Little in 1978. He is also a director of General Instrument Corporation.

    DREW LEWIS, age 65, has been a director of the Company since March 1990. He served as Chairman and Chief Executive Officer of Union Pacific Corporation from October 1, 1987 through December 31, 1996. He is also a director of American Express Company, Dal-Tile International Inc., Ford Motor Company, Lucent Technologies, FPL Group, Inc., and Gannett Co., Inc.

    GERARD R. ROCHE, age 65, has been a director of the Company since January 1993. Mr. Roche has been Chairman of Heidrick & Struggles, Inc. since 1981.

    ROBERT S. STRAUSS, age 78, has been a director of the Company since April 1993. Mr. Strauss is a founder of and partner in the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. ("Akin Gump") and served as U.S. Ambassador to the Soviet Union, and upon its dissolution, to the Russian Federation from August 1991 to November 1992. In November 1992, Mr. Strauss returned to Akin Gump. Mr. Strauss is also a director of Archer-Daniels-Midland Co. and Hollinger International Inc.

                    FURTHER INFORMATION CONCERNING THE BOARD
                          OF DIRECTORS AND COMMITTEES

    The Board of Directors of the Company directs the management of the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board and four standing committees: Executive, Audit, Compensation and Employee Benefit Plan. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues. The Company has no nominating or similar committee.

COMMITTEES OF THE BOARD -- BOARD MEETINGS

    The Board of Directors of the Company held 5 meetings in 1996. Each director attended 75% or more of the aggregate of (i) meetings of the Board held during the period for which he or she served as a director and (ii) meetings of all committees held during the period for which he or she served on those committees, except for William R. Acquavella (60% attendance) and Roger S. Penske (67% attendance).

    The EXECUTIVE COMMITTEE of the Board has the authority to exercise all powers and authority of the Board in the management of the business and affairs of the Company that may be lawfully delegated to it under Delaware law. Since August 8, 1996, the members of the Executive Committee have been Theodore J. Forstmann, Fred A. Breidenbach, W.W. Boisture, Jr. and Sandra J. Horbach. The Executive Committee held no meetings in 1996.

    The AUDIT COMMITTEE's principal functions are to review the scope of the annual audit of the Company by its independent public accountants, review the annual financial statements of the Company and the related audit report of the Company as prepared by the independent public accountants, review management's selection of an independent public accounting firm each year and review audit and any non-audit fees paid to the Company's independent public accountants. The Company's Chief Financial Officer generally attends Audit Committee meetings and gives reports to and answers inquiries from the Audit Committee. The Audit Committee reports its findings and recommendations to the Board. The Audit Committee is composed of three non-employee directors. Since August 8, 1996, the members of the Audit Committee have been Robert Anderson, Roger S. Penske and Donald H. Rumsfeld. From January 1, 1996 through August 7, 1996, the members of the Audit Committee were William R. Acquavella, Robert Anderson and Nicholas C. Forstmann. The Audit Committee held one meeting in 1996.

    The COMPENSATION COMMITTEE is responsible for developing and making recommendations to the Board of Directors with respect to the Company's compensation policies and also determines the cash portion of the Company's compensation program, including recommending to the Board the cash compensation to be paid to the Company's executive officers. Since August 8, 1996, the members of the Compensation Committee have been Sandra J. Horbach, Gerald R. Roche and Robert S. Strauss. The Compensation Committee held 9 meetings in 1996. From January 1, 1996 through August 7, 1996, the Company's cash and non-cash compensation program was administered by Theodore J. Forstmann, Sandra J. Horbach and Daniel F. Akerson (through March 1996, when Mr. Akerson resigned as a director) and Nicholas C. Forstmann (from May 15, 1996).

    The EMPLOYEE BENEFIT PLAN COMMITTEE is responsible for administering the Company's employee benefit plans, including, if approved by the holders of shares of Common Stock, the Amended and Restated 1990 Stock Option Plan. Since August 8, 1996, the Employee Benefit Plan Committee has been composed of three non-employee directors: Nicholas C. Forstmann, Gerald R. Roche and Robert S. Strauss. The Employee Benefit Plan Committee held no meetings in 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee administered the Company's 1996 cash and non-cash compensation program from January 1, 1996 through August 7, 1996. During that period, the Compensation Committee was comprised of Theodore J. Forstmann, Sandra J. Horbach, Daniel F. Akerson (until his resignation from the Board in March 1996) and Nicholas C. Forstmann (from May 15, 1996). Mr. Theodore J.

Forstmann is the Chairman of the Company and Ms. Horbach served as Vice President, Assistant Treasurer and Assistant Secretary of the Company until August 8, 1996. On August 8, 1996, the Company appointed a new Compensation Committee, comprised of Sandra J. Horbach, Gerard R. Roche and Robert S. Strauss, to administer the cash portion of the Company's compensation program, and a new Employee Benefit Plan Committee, comprised of Nicholas C. Forstmann, Gerard R. Roche and Robert S. Strauss, to administer the Company's employee benefit plans. Theodore J. Forstmann, Sandra J. Horbach and Nicholas C. Forstmann are general partners of FLC Partnership, L.P. Daniel F. Akerson was a general partner of FLC Partnership, L.P. until his withdrawal in March 1996.

    Under a usage agreement that was terminated in August 1996, Gulfstream paid an affiliate of FLC Partnership, L.P. for use of a Gulfstream IV in connection with sales demonstrations, customer support and other Gulfstream business. Total payments for 1996 were $1.6 million. In August 1996, Gulfstream entered into agreements with Mr. Theodore J. Forstmann pursuant to which Gulfstream will provide Mr. Forstmann with the use of a Gulfstream V for a period of ten years. Until the Gulfstream V becomes available, Gulfstream has made and will make available to Mr. Forstmann a Gulfstream IV, which the Company obtained by assuming, at fair market value, a lease for a Gulfstream IV from an affiliate of FLC Partnership, L.P. In January 1997, the Company exercised its purchase option under the lease and purchased the aircraft from the lessor, an unaffiliated financial institution. Mr. Forstmann has agreed to pay Gulfstream up to $1.0 million annually for non-Company use of the aircraft. If Mr. Forstmann is no longer serving as a director or official of Gulfstream, he has agreed to reimburse Gulfstream $1,800 per hour for all use of the aircraft, or other such rate required so as to not exceed FAA regulatory requirements.

    Gulfstream purchased approximately $1.9 million in inventory items relating to lighting from Grimes Aerospace Corp., an affiliate of FLC Partnership, L.P. during 1996. From time to time the Company provides maintenance and support services, all on standard commercial terms, to FL Aviation Corp., an affiliate of FLC Partnership, L.P. that operates Gulfstream aircraft. For providing such services Gulfstream was paid approximately $0.6 million in 1996. In September 1996, the Company entered into an aircraft services agreement with FL Aviation Corp. with a term of approximately ten years, pursuant to which FL Aviation Corp. provides to Gulfstream aircraft operation, maintenance and administration services. During 1996, Gulfstream paid FL Aviation Corp. approximately $0.7 million for services under this agreement. Moran Printing, a company owned by relatives of Theodore J. Forstmann and Nicholas C. Forstmann, has a three-year contract (which commenced in November 1995) to provide printing services on standard commercial terms to the Company. In 1996, the Company received services and paid $1.4 million therefor, under such contract. The Company believes the terms of the transactions described in this paragraph are at least as favorable to the Company as those which could be obtained from an unrelated third party.

    Mr. Roche is a stockholder, employee, director and the Chairman of Heidrick & Struggles, Inc. ("Heidrick & Struggles"), a corporation engaged in the business of executive searches. In October 1996, the Company retained Heidrick & Struggles for certain executive searches. The Company has paid Heidrick & Struggles approximately $0.1 million for this engagement.

    In May 1996, in consideration of extraordinary service to the Company, Theodore J. Forstmann and Sandra J. Horbach received options to purchase 375,000 and 75,000 shares of Common Stock, respectively, in each case at an exercise price of $4.10 per share.

DIRECTOR COMPENSATION

    Directors who are neither executive officers of the Company nor general partners in FLC Partnership, L.P. have been granted options to purchase Common Stock in connection with their election to the Board. In May 1996, when Colin L. Powell became a director of the Company, he was granted options to purchase 56,250 shares of Common Stock. In addition, in 1996 each of Theodore J. Forstmann and Sandra J. Horbach were granted options to purchase Common Stock in consideration of extraordinary service to the Company. See "Compensation Committee Interlocks and Insider Participation". Directors do not receive any fees for serving on the Company's Board, but are reimbursed for their out-of-pocket expenses arising from attendance at meetings of the Board and Committees thereof.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

    The following table sets forth certain information known by the Company regarding the beneficial ownership of the Company's Common Stock, as of March 26, 1997, by each beneficial owner of more than five percent of the outstanding Common Stock, by each of the Company's directors, by each of the executives named in the Summary Compensation Table and by all directors and officers of the Company as a group. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them, except to the extent such power may be shared with a spouse.

                                                                                      NUMBER OF SHARES
                                                                                        BENEFICIALLY       PERCENTAGE OF
NAME                                                                                      OWNED(1)           CLASS(2)
----------------------------------------------------------------------------------  --------------------  ---------------
MBO-IV (3)........................................................................        19,467,013              26.3%
Gulfstream Partners (3)...........................................................         5,071,259               6.9
Gulfstream Partners II, L.P.......................................................         6,853,399               9.3
FMR Corp. (4).....................................................................         7,196,200               9.7
William R. Acquavella.............................................................            30,447                 *
Robert Anderson...................................................................            61,335                 *
Charlotte L. Beers................................................................            30,889                 *
Thomas D. Bell, Jr................................................................           123,555                 *
W.W. Boisture, Jr.................................................................           263,296                 *
Fred A. Breidenbach...............................................................           514,814                 *
Chris A. Davis....................................................................           144,148                 *
Lynn Forester.....................................................................           --                 --
Nicholas C. Forstmann (3).........................................................        31,391,671              42.4
Theodore J. Forstmann (3).........................................................        31,766,671              42.7
Sandra J. Horbach (3).............................................................         6,928,399               9.3
Drew Lewis (3)....................................................................            30,447                 *
Bryan T. Moss.....................................................................           201,916                 *
Michael S. Ovitz..................................................................           --                 --
Allen E. Paulson..................................................................           329,481                 *
Roger S. Penske...................................................................            61,778                 *
Colin L. Powell...................................................................            18,750                 *
Gerard Roche......................................................................            30,889                 *
Donald H. Rumsfeld(5).............................................................            61,778                 *
George P. Shultz..................................................................            61,335                 *
Robert S. Strauss.................................................................            61,335                 *
All directors and executive officers
  of the Company as group (21 persons)(3)(6)......................................        33,867,864              44.3

------------------------

* The percentage of shares of Common Stock beneficially owned does not exceed one percent of the outstanding shares of Common Stock.

(1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of Common Stock which such person has the right to acquire within 60 days following March 26, 1997. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any shares which such person or persons has or have the right to acquire within 60 days following March 26, 1997, is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2) Based on 74,035,328 shares outstanding at March 26, 1997.

(3) MBO-IV is Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-IV. The address of MBO-IV, Gulfstream Partners and Gulfstream Partners II, L.P., each a New York limited partnership (collectively, the "Forstmann Little Partnerships"), is c/o Forstmann Little & Co., 767 Fifth Avenue, New York, New York 10153. The general partner of MBO-IV is FLC Partnership, L.P., a limited partnership of which Theodore J. Forstmann, Nicholas C. Forstmann, Steven B. Klinsky, Sandra J. Horbach, Winston W. Hutchins and Thomas H. Lister are general partners. The general partner of Gulfstream Partners is FLC XXI Partnership, a general partnership of which Wm. Brian Little, Nicholas C. Forstmann, Steven B. Klinsky, Winston
    W. Hutchins, John A. Sprague, Wm. Brian Little IRA, Winston W. Hutchins IRA, John A. Sprague IRA and TJ/JA L.P., a Delaware limited partnership ("TJ/JA L.P."), are general partners. The general partner of TJ/JA L.P. is Theodore
    J. Forstmann. The general partner of Gulfstream Partners II, L.P. is FLC XXIV Partnership, a general partnership of which Theodore J. Forstmann, Nicholas C. Forstmann, Wm. Brian Little, John A. Sprague, Steven B. Klinsky, Sandra J. Horbach, Winston W. Hutchins are general partners. Accordingly, each of such individuals and partnerships may be deemed the beneficial owners of shares owned by MBO-IV, Gulfstream Partners and/or Gulfstream Partners II, L.P. in which such individual or partnership is a partner. For the purposes of this table, such beneficial ownership is included. Ms. Horbach and Mr. Lister do not have any voting or investment power with respect to, or any economic interest in, the shares of Common Stock held by MBO-IV, and accordingly, Ms. Horbach and Mr. Lister are not deemed to be the beneficial owner thereof. William R. Acquavella, Drew Lewis and Roger S. Penske are limited partners in Gulfstream Partners and William R. Acquavella and Roger S. Penske are limited partners in Gulfstream Partners II, L.P. There are other limited partners in each of MBO-IV, Gulfstream Partners and Gulfstream Partners II, L.P., none of which is otherwise affiliated with the Company or FLC Partnership, L.P. See "Certain Transactions".

(4) Based on information contained in Schedule 13G, dated February 14, 1997, filed with the Securities and Exchange Commission by FMR Corp., Edward C. Johnson 3d, and Abigail P. Johnson. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. Includes 7,086,600 shares beneficially owned by Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. and a registered investment adviser, as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 and 109,600 shares beneficially owned by Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp. and a bank, as a result of serving as investment manager of certain institutional accounts. The Schedule 13G states that Edward C. Johnson 3d, Chairman of FMR Corp., Abigail P. Johnson, a director of FMR Corp., and members of the Johnson family may be deemed to be a controlling group with respect to FMR Corp.

(5) Shares are beneficially owned by an irrevocable trust for the benefit of certain members of Mr. Rumsfeld's family. Mr. Rumsfeld disclaims beneficial ownership of such shares.

(6) Except as discussed in note 3 and except for Mr. Bell, who owns the number of shares of Common Stock listed next to his name in the table above, no director or executive officer currently owns shares of Common Stock; all shares beneficially owned by directors and executive officers are attributable to options exercisable currently or within 60 days of March 26, 1997. Not included in the table are shares of Common Stock issuable upon the exercise of options that are not exercisable within 60 days after March 26, 1997 in the following amounts: W.W. Boisture, Jr. -- 141,185 shares; Chris
    A. Davis -- 102,962 shares; Lynn Forester -- 40,000 shares; Bryan T. Moss -- 168,750 shares; Michael S. Ovitz -- 40,000 shares; and Colin L. Powell -- 37,500 shares.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities and Exchange Act of 1934, as amended (the "1934 Act"), requires the Company's directors and executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission reports of ownership and changes in ownership of Common Stock and other equity securities of the Company on Forms 3, 4, and 5. Based on written representations of reporting persons and a review of those reports, the Company believes that during the fiscal year ended December 31, 1996, all its officers and directors and holders of more than 10% of the Company's Common Stock complied with all applicable Section 16(a) filing requirements.

                       COMPENSATION OF EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE. The following table sets forth the compensation of each of the members of the Company's Management Committee, which includes the Chairman of the Board and the four most highly paid executive officers of the Company who were serving as executive officers at December 31, 1996 (the "named executive officers"), for each of fiscal 1995 and fiscal 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                    COMPENSATION
                                                                                    -------------
                                                                                       AWARDS
                                                      ANNUAL COMPENSATION           -------------
                                             -------------------------------------   SECURITIES
                                                                         OTHER       UNDERLYING
       NAME AND PRINCIPAL                       BASE                    ANNUAL          STOCK        ALL OTHER
            POSITION                YEAR       SALARY      BONUS*    COMPENSATION    OPTIONS (#)   COMPENSATION
--------------------------------  ---------  ----------  ----------  -------------  -------------  -------------
Theodore J. Forstmann...........       1996      --          --           --            375,000         --
Chairman of the Board                  1995      --                       --             --             --

Bryan T. Moss...................       1996  $  875,361(1) $  250,000(2)      --         --         $     3,000(3)
Vice Chairman of the Board             1995     619,432(1)    638,100(2)      --        675,000         440,375(4)

Fred A. Breidenbach.............       1996     500,011     281,250   $   282,055(5)      --             19,224(6)
President and COO                      1995     500,011     312,500       236,521(5)      --             19,304(6)

W.W. Boisture, Jr...............       1996     275,018     171,875       --             75,000           3,000(3)
Executive Vice President               1995     274,056     171,875       --            225,000           2,433(3)

Chris A. Davis..................       1996     275,018     171,875       --             --               3,000(3)
Executive Vice President and CFO       1995     274,056     171,875       --            187,500           3,000(3)

------------------------

* Bonuses were paid in March 1997 in respect of fiscal 1996, and in January 1996 in respect of fiscal 1995, under a Management Incentive Plan.

(1) Represents base salary, plus commissions paid for sales of aircraft.

(2) Represents a management incentive plan bonus ($312,500 for 1995 and $250,000 for 1996) and, for 1995 only, a signing bonus ($325,600).

(3) Represents the Company's contribution to the 401(k) plan.

(4) Represents a nonrecurring payment in respect of the value of vested stock options with previous employer ($437,375) and the Company's contribution to the 401(k) plan ($3,000).

(5) Represents tax gross-up relating to vesting of annuity contract purchased by the Company for Mr. Breidenbach in 1993.

(6) Represents the Company's contribution to an executive life insurance plan ($16,304 for 1995 and $16,224 for 1996) and the 401(k) plan ($3,000 for each of 1995 and 1996).

    STOCK OPTION GRANTS IN LAST FISCAL YEAR. The following table sets forth the stock option grants to each of the named executive officers for fiscal 1996.

            OPTION GRANTS IN THE FISCAL YEAR ENDED DECEMBER 31, 1996

                                                                                                     POTENTIAL REALIZABLE
                                                       INDIVIDUAL GRANTS(1)                                 VALUE
                                -------------------------------------------------------------------   AT ASSUMED ANNUAL
                                                % OF TOTAL                                                 RATES OF
                                  NUMBER OF       OPTIONS                                                STOCK PRICE
                                 SECURITIES     GRANTED TO     EXERCISE/     MARKET                    APPRECIATION FOR
                                 UNDERLYING      EMPLOYEES       BASE       PRICE AT                    OPTION TERM(2)
                                   OPTIONS       IN FISCAL       PRICE        GRANT     EXPIRATION   --------------------
NAME                             GRANTED(#)        YEAR         ($/SH)       ($/SH)        DATE         0%         5%
------------------------------  -------------  -------------  -----------  -----------  -----------  ---------  ---------
Theodore J. Forstmann.........      375,000(3)       36.76%    $    4.10    $   14.40   05/15/2006   $3,862,500 $7,258,531
Bryan T. Moss.................       --             --            --           --           --          --         --
Fred A. Breidenbach...........       --             --            --           --           --          --         --
W.W. Boisture, Jr.............       75,000(4)        7.35%    $    4.10    $   14.40   05/15/2006   $ 772,500  $1,451,706
Chris A. Davis................       --             --            --           --           --          --         --


NAME                               10%
------------------------------  ----------
Theodore J. Forstmann.........  $12,468,709
Bryan T. Moss.................      --
Fred A. Breidenbach...........      --
W.W. Boisture, Jr.............  $2,493,742
Chris A. Davis................      --

------------------------

(1) All awards listed on table were in the form of option grants made pursuant to the Company's Stock Option Plan.

(2) Sets forth potential option gains based on assumed annualized rates of stock price appreciation from the market price at the date of grant of 5% and 10% (compounded annually) over the full term of the grant with appreciation determined as of the expiration date. The 0%, 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission, and do not represent the Company's estimate or projection of future Common Stock prices.

(3) This grant was made on May 15, 1996. All options granted became exercisable immediately.

(4) This grant was made on May 15, 1996. One third of the total number of options granted becomes exercisable on the first anniversary of the grant date; an additional one third becomes exercisable on each of the second and third anniversary dates.

    AGGREGATED OPTION EXERCISES AND VALUES. The following table sets forth the stock option exercises for the fiscal year ended December 31, 1996 and the stock option values as of December 31, 1996, in each case, for each of the named executive officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

                   AND OPTION VALUES AS OF DECEMBER 31, 1996

                                                                                                          VALUE OF
                                                                         NUMBER OF SECURITIES            UNEXERCISED
                                                                        UNDERLYING UNEXERCISED          IN-THE-MONEY
                                                                              OPTIONS AT                 OPTIONS AT
                                               SHARES                      FISCAL YEAR-END             FISCAL YEAR-END
                                             ACQUIRED ON     VALUE               (#)                       ($)(2)
                                              EXERCISE     REALIZED   --------------------------  -------------------------
NAME                                             (#)        ($)(1)    EXERCISABLE  UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
------------------------------------------  -------------  ---------  -----------  -------------  ----------  -------------
Theodore J. Forstmann.....................       --           --         375,000        --        $7,509,375       --
Bryan T. Moss.............................      304,334    $6,056,247     33,166       337,500       664,149   $ 6,758,438
Fred A. Breidenbach.......................      422,686    8,829,911     514,814        --        10,818,816       --
W.W. Boisture, Jr.........................      270,519    5,383,328     112,176       292,305     2,246,324     5,853,408
Chris A. Davis............................      202,890    4,154,679     144,148       102,962     3,029,270     2,061,814

------------------------------

(1) Represents the positive spread between the respective exercise/base prices of exercised stock options and the market price at exercise of $24.00 per share. Does not take into account any underwriting fees paid in connection with the sale of acquired shares.

(2) Represents the positive spread between the respective exercise/base prices of outstanding stock options and the closing price of $24.125 per share at December 31, 1996, as reported on the New York Stock Exchange Composite Tape.

    GULFSTREAM PENSION PLAN. The Gulfstream Aerospace Corporation Pension Plan (the "Pension Plan") was amended and restated effective January 1, 1989. The Pension Plan is defined benefit plan maintained by Gulfstream Aerospace Corporation (a Georgia corporation and wholly owned indirect subsidiary of the Company) ("Gulfstream Georgia"), for the benefit of the employees of Gulfstream Georgia and certain of its affiliates that have adopted the Pension Plan (each, a "Participating Employer"). The Pension Plan covers full time employees who have attained age 21 and have completed at least one year of service.

Pension costs are borne by the Participating Employer and determined from time to time on an actuarial basis, with contributions made accordingly.

    Participants' benefit accruals under the Pension Plan are based on their gross amount of earnings, but exclude items such as overtime pay, bonuses and commissions. Generally, a participant's accrued annual retirement benefit, assuming retirement at or after age 65 and a minimum of five years of service, is equal to the total of the benefit accrued for each year of benefit service, which for each of the named executive officers will be determined for each such year under the following benefit formula: the sum of (x) 2.65% of the first $17,000 of the participant's wage base earnings as adjusted by the rate used to increase the taxable wage base for old age, survivors and disability insurance (currently at $21,000) for such year and (y) 3% of the participant's earnings in excess of such adjusted wage base earnings. Payments made under the Pension Plan are not subject to any deduction for Social Security or other offset amounts. Participants who have attained age 60 with at least five years of service or age 50 with at least 20 years of service may retire early with an actuarially reduced retirement benefit. No benefits are payable under the Pension Plan with respect to a participant who dies prior to commencement of his or her benefits thereunder subject to certain specified exceptions. Benefits are paid, absent a contrary election, in the form of a single life annuity or qualified joint and survivor annuity depending on the marital status of the participant. Participants vest 100% in their accrued benefits after five years of service. Each participant in the Pension Plan is subject to the maximum benefit limitations provided for under the Internal Revenue Code of 1986, as amended, and pursuant to the Pension Plan.

    As of December 31, 1996, the estimated annual benefits payable upon retirement for W.W. Boisture, Jr., Fred A. Breidenbach, Chris A. Davis and Bryan
T. Moss are $70,306, $84,191, $101,453 and $44,141, respectively, assuming retirement at age 65 and the retiree's lifetime annuity payout option without available modifications.

                  COMMITTEE REPORTS ON EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

    The Compensation Committee is composed solely of non-employee directors. The Committee is responsible for developing and making recommendations to the Board of Directors with respect to the Company's compensation policies and also determines the cash portion of the compensation to be paid to the executive officers of the Company. The objectives of the Committee in determining the amount and type of compensation for each executive officer are to (i) provide a level of base compensation which would allow the Company to attract, retain and reward superior talent, (ii) link the executive officers' interest with the success of the Company through the payment of a bonus based on the Company's performance and (iii) provide the executive officers with an opportunity to build a significant ownership interest in the Company through participation in a stock option plan and thereby align the executive officers' interests with those of the stockholders. The Committee addresses the mix of compensation forms (salary, bonus, stock options) to foster long-term management motivation and stability.

    The Committee believes that the Company's recent success has been attributable in large measure to the performance and leadership of senior management. The Company and the Committee believe that compensation that links executive performance to the Company's success (such as bonus programs and stock options) is the most effective means of compensating its executive officers.

    The Company does not have a chief executive officer, but has a five-person Management Committee comprised of the five named executive officers and chaired by Mr. Theodore J. Forstmann, who receives no cash compensation for his services to the Company. None of the named executive officers has an employment agreement with the Company or any of its subsidiaries.

    BASE SALARY. The Committee's policy as to base salaries is subjective, and not dependent upon the application of specific formulas. The Committee periodically reviews the base salary of the executive officers, but did not undertake a review of the base salaries of any executive officer in 1996. Accordingly, all base salaries for executive officers were continued at 1995 levels. The base salary for 1996 for each of the named executive officers was as follows: Mr. W.W. Boisture, Jr. ($275,000); Mr. Fred A. Breidenbach ($500,000); Ms. Chris A. Davis ($275,000); and Mr. Bryan
T. Moss ($500,000).

    BONUSES. The Company has adopted a Management Incentive Plan to reward certain members of management, including the executive officers, and key individuals by comparing Company, functional and personal performance against annual goals and objectives. At the beginning of the year, operating and financial goals are established for the Company and for each participant. If the goals are attained, each executive officer participant is paid a bonus targeted at 50% of base compensation. If the corporate goals are exceeded and functional/personal goals are also attained, the payment can be increased to a maximum of 62.5% at the discretion of the Committee. If the corporate goals are not satisfied, the payment to each executive officer participant is proportionately reduced below 50% at the discretion of the Committee. Bonuses under the Management Incentive Plan for 1996 for the named executive officers were as follows: Mr. W.W. Boisture, Jr. ($171,875); Mr. Fred A. Breidenbach ($281,250); Ms. Chris A. Davis ($171,875); and Mr. Bryan T. Moss ($250,000).

    In addition, Mr. Bryan T. Moss participates in an annual Sales Commission Plan under which he receives a specified commission for each Gulfstream IV-SP and Gulfstream V sold by the Company. The target bonus amount each year is $435,000, which can be earned each year based on the sales targets established for that year. The aggregate amount of such commissions received by Mr. Moss for 1996 sales was $375,350.

    Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), provides that compensation in excess of $1,000,000 paid to the chief executive officer or any of the other four most highly paid executive officers of a company will not be deductible unless the compensation is paid pursuant to one of the exceptions under Section 162(m). The Company believes that the
Section 162(m) limit should not apply to 1996 executive officer cash compensation reported and discussed above or to options granted pursuant to the Company's 1990 Stock Option Plan by reason of certain exemptions contained in the regulations issued under Section 162(m). The Amended and Restated 1990 Stock Option Plan, which is being submitted to stockholders at the 1997 Annual Meeting (see "Approval of the Amended and Restated 1990 Stock Option Plan"), has been designed so that compensation attributable to stock options granted pursuant to the plan in the future can qualify under the performance-based compensation exception under Section 162(m).

COMPENSATION COMMITTEE

Sandra J. Horbach, Gerard R. Roche and Robert S. Strauss

REPORT OF THE EMPLOYEE BENEFIT PLAN COMMITTEE

    The Employee Benefit Plan Committee is composed solely of non-employee directors. The Committee is responsible for administering the Company's employee benefit plans. The Company's philosophy is that stock options are a particularly important part of compensation that inherently correlates long-term individual motivation and reward to Company performance. To encourage key employees to remain in the employ of the Company, options generally vest and become exercisable over a three or four year period.

    The Committee's approach is subjective. The Committee does not use specific criteria or formulae to calculate the aggregate number of options granted or the grants to each individual. As part of its general discussion, the Committee considers the past and potential contribution to the Company of its executive officers, the amount of options awarded in prior years, the option grants awarded by other aerospace companies as disclosed in publicly available materials, the recent financial performance of the Company and the Company's long-term compensation goals. In May 1996 (prior to the time an Employee Benefit Plan Committee was appointed), the Compensation Committee (which, at that time, consisted of Theodore J. Forstmann, Nicholas C. Forstmann and Sandra J. Horbach) reviewed, considered and approved management's recommendation to grant options to purchase 75,000 shares of Common Stock to Mr. W.W. Boisture, Jr. Management's recommendation was based on a subjective assessment of the individual, the nature of his responsibilities and his contribution to the Company. In addition, the Board of Directors granted options to purchase 375,000 shares of Common Stock to Mr. Theodore J. Forstmann in accordance with management's recommendation, which was based on a subjective assessment of his past and prospective contribution to the Company. In the aggregate, options to purchase 1,020,000 shares of Common Stock were granted in 1996.

EMPLOYEE BENEFIT PLAN COMMITTEE

Nicholas C. Forstmann, Gerard R. Roche and Robert S. Strauss

PERFORMANCE GRAPH

    The following graph compares the cumulative total return on $100 invested on October 10, 1996 in each of the Common Stock of the Company, Standard & Poor's 500 Index and Standard & Poor's Aerospace/Defense Index. The returns of the Standard & Poor's indices are calculated assuming reinvestment of dividends. The Company has not paid any dividends. The graph covers a period commencing October 10, 1996, when the Company's Common Stock was first publicly traded, through December 31, 1996. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                       GULFSTREAM AEROSPACE CORPORATION,
                 S&P 500 INDEX AND S&P AEROSPACE/DEFENSE INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              GAC        ADI      S&P 500
10/10/96    $ 100.00   $ 100.00   $ 100.00
10/31/96       98.44      98.57     101.53
11/29/96      100.00     100.90     108.98
12/31/96      100.52     107.46     106.64

GAC                =  GULFSTREAM AEROSPACE CORPORATION

ADI                =  STANDARD & POOR'S AEROSPACE/DEFENSE INDEX

S&P 500            =  STANDARD & POOR'S INDEX

                                                                             10/10/96     10/31/96     11/29/96     12/31/96
                                                                            -----------  -----------  -----------  -----------

GAC.......................................................................      100.00        98.44       100.00       100.52

ADI.......................................................................      100.00        98.57       100.90       107.46

S&P 500...................................................................      100.00       101.53       108.98       106.64

                              CERTAIN TRANSACTIONS

THE ACQUISITION; SUBSEQUENT EVENTS

    On February 12, 1990, the Company, through its wholly owned subsidiary GA Acquisition Corp. ("GA"), a corporation formed by an investor group led by Forstmann Little, entered into a stock purchase agreement to acquire (the "Acquisition") from Chrysler Corporation the Company's predecessor business, in the form of Gulfstream Aerospace Corporation of Delaware ("Gulfstream Delaware") (then Gulfstream Aerospace Corporation), for a cash purchase price of $850 million (including acquisition costs of $25 million, $8.25 million of which represented a fee payable to Forstmann Little). The Acquisition was consummated on March 19, 1990. The purchase price was funded by the issuance of 25,000,000 shares of common stock (without giving effect to the recapitalization which occurred on October 16, 1996), for an aggregate purchase price of $100 million, and $300 million aggregate principal amount of debentures (the "Original Debentures") in three series with maturity dates, respectively, of March 31, 2001, March 31, 2002 and March 31, 2003, with the balance of the purchase price supplied by bank borrowings. Gulfstream Delaware was capitalized with $100 million of its common stock subscribed for by the Company, a $300 million long-term note payable to the Company and bank borrowings. Upon consummation of the Acquisition, GA was merged into Gulfstream Delaware and Gulfstream Delaware became a wholly owned subsidiary of the Company. The Company's only asset is its investment in Gulfstream Delaware.

    On August 31, 1992, MBO-IV and Gulfstream Partners II, L.P. purchased 16,250,000 additional shares of common stock (without giving effect to the Company's 1996 recapitalization), for an aggregate purchase price of $100 million, and MBO-IV purchased an additional $150 million aggregate principal amount of the Company's debentures (the "Additional Debentures") at par. The Additional Debentures were issued in three series with maturity dates, respectively, of September 30, 2003, September 30, 2004 and September 30, 2005. Of the proceeds of these issuances, $50 million was contributed to the capital of Gulfstream Delaware, $50 million of the proceeds was used to repurchase the shares of common stock of the Company held by Allen E. Paulson, and $150 million of the proceeds was loaned by the Company to Gulfstream Delaware. This loan was evidenced by a long-term note payable by Gulfstream Delaware to the Company.

    On November 30, 1993, MBO-IV exchanged the Original Debentures and the Additional Debentures, and all indebtedness represented thereby, including accrued interest, for (i) series A 7% cumulative preferred stock issued by the Company ("Series A Cumulative Preferred Stock") with a stated value of $468,937,500 and 11,045,833 shares of Class B Common Stock. The 7% Cumulative Preferred had a liquidation preference equal to its stated value, plus all accrued and unpaid dividends. The Company's Certificate of Incorporation was amended to reclassify the Company's common stock outstanding prior to November 30, 1993 as Class A Common Stock. Each share of Class A Common Stock issued on or after August 31, 1992 was designated as a share of Series A-1 Common Stock, and each share of Class A Common Stock which was issued prior to August 31, 1992 was designated as a share of Series A-2 Common Stock. Also on November 30, 1993, the long-term notes payable by Gulfstream Delaware to the Company in principal amounts of $300 million and $150 million, respectively, were contributed to the capital of Gulfstream Delaware. After providing for the 7% Cumulative Preferred Stock, the Class A Common Stock had a preference with respect to dividends, other distributions and in liquidation over all other classes of common stock of the Company in the amount of approximately $186 million. After providing for the 7% Cumulative Preferred Stock and the Class A Common Stock preferences, the Class A Common Stock was entitled to 75% and the Class B Common Stock was entitled to 25% of any dividends and other distributions or in liquidation. On June 30, 1996, the Company repurchased approximately 4 shares of 7% Cumulative Preferred Stock from MBO-IV at their stated value of $18,937,500, and paid accumulated dividends of $96,135,587. Funds for the redemption and dividends were provided by the Company's operations.

    On October 16, 1996, (i) the Company repurchased from MBO-IV all of the remaining outstanding 7% Cumulative Preferred Stock for $451,312,500 (including accrued dividends), (ii) all of the Class A Series A-2 Common Stock and Class B Common Stock was exchanged for shares of Class A Series A-1

Common Stock on a 1.0295-for-1 and a 1.0092-for-1 basis, respectively, (iii) the Class A Series A-1 Common Stock was redesignated as Common Stock and (iv) there was a 1.5-for-1 split of the Common Stock.

RELATED PARTY TRANSACTIONS

    Thomas D. Bell, a director and former Vice Chairman of the Company is President and Chief Executive Officer of Burson-Marsteller, an advertising and public relations services firm. See "Management -- Directors and Executive Officers". Gulfstream paid to Burson-Marsteller approximately $0.6 million in 1996 for advertising and public relations services and has engaged Burson-Marsteller to provide additional such services in 1997. The Company believes the terms of these transactions are at least as favorable to the Company as those which could have been obtained from an unrelated third party.

    Drew Lewis, Colin L. Powell, Donald H. Rumsfeld, George P. Shultz and Robert
S. Strauss, directors of the Company, are members of an advisory committee to FLC Partnership, L.P.

    See also "Management -- Compensation Committee Interlocks and Insider Participation".

                          APPROVAL OF THE AMENDED AND
                        RESTATED 1990 STOCK OPTION PLAN

THE AMENDED AND RESTATED 1990 STOCK OPTION PLAN

    GENERAL. On September 12, 1990, the Board of Directors of the Company, and the Company's stockholders, adopted the Gulfstream Aerospace Corporation Stock Option Plan (the "Stock Option Plan"), which was amended and restated on August 8, 1996 and again, subject to stockholder approval, on March 5, 1997. The Stock Option Plan provides for the granting of options to purchase shares of Common Stock to any employee or director of, or consultant or advisor to, the Company or its subsidiaries, which options are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). At the 1997 Annual Meeting, stockholders are being asked to consider and vote on a proposal to approve the Stock Option Plan as amended and restated on March 5, 1997 (the "Amended and Restated 1990 Stock Option Plan").

    AMENDMENTS TO THE STOCK OPTION PLAN. The Company's Board of Directors and the Employee Benefit Plan Committee approved, subject to the approval of the stockholders at the 1997 Annual Meeting, the Amended and Restated 1990 Stock Option Plan. The principal amendment to the Stock Option Plan is that the Amended and Restated 1990 Stock Option Plan increases by 1,469,117 the number of shares of Common Stock which may from time to time be made the subject of Options granted thereunder. If the Amended and Restated 1990 Stock Option Plan is approved, the total number of shares of Common Stock which may be made the subject of Options granted thereunder will be 9,688,550. As of March 26, 1997, there were outstanding Options in respect of 5,729,696 shares of Common Stock. In addition, the Amended and Restated 1990 Stock Option Plan provides that the maximum number of shares in respect of which Options may be granted after March 5, 1997 to any that Eligible Person annually is 500,000 shares of Common Stock.

    One of the Company's principal methods to attract and retain key employees is the grant of Options pursuant to the Stock Option Plan. The Company believes that it is in the best interests of the Company to increase the maximum number of shares that may be made subject to Options granted under the Stock Option Plan in order (i) to continue to attract and retain key employees and (ii) to provide additional incentive and reward opportunities to current employees to encourage them to enhance the profitable growth of the Company. If the Amended and Restated 1990 Stock Option Plan is not approved, less than 585,661 shares of Common Stock will remain available for the granting of Options under the Stock Option Plan as of March 26, 1997.

    The Amended and Restated 1990 Stock Option Plan will become effective upon approval by the Company's stockholders, and that approval will be a condition to the grant of any Options in respect of the additional 1,469,117 shares of Common Stock available pursuant to the Amended and Restated 1990 Stock Option Plan. (If the Amended and Restated 1990 Stock Option Plan is not approved by the stockholders, the Stock Option Plan will continue to remain in effect.) Although approval will not necessarily result immediately in the grant of additional Options it is expected the Employee Benefit Plan Committee will make periodic grants of Options under the Amended and Restated 1990 Stock Option Plan in furtherance of the goals described herein.

    The principal provisions of the Amended and Restated 1990 Stock Option Plan are summarized below. This summary, however, does not purport to be complete and is qualified in its entirety by the terms of the Amended and Restated 1990 Stock Option Plan, the entire text of which is attached as Annex A and incorporated by reference. All defined terms used herein have the meaning set forth in the Amended and Restated 1990 Stock Option Plan, unless otherwise indicated.

    THE AMENDED AND RESTATED 1990 STOCK OPTION PLAN. The purpose of the Amended and Restated 1990 Stock Option Plan is to provide financial incentives to key employees of the Company and its subsidiaries and such consultants, advisors and members of the Board of Directors whose entrepreneurial and management talents and commitments are essential for the continued growth and expansion of the Company's business. The Amended and Restated 1990 Stock Option Plan will be administered by a committee composed of at least two directors of the Company, each of whom is a "nonemployee director" within the meaning of Rule 16b-3 ("Rule 16b-3") promulgated under Section 16(b) of the 1934 Act and, to the extent necessary for any Option to qualify as performance based compensation under
Section 162(m) of the Code, an "outside director" (the "Committee"). The Committee will determine the terms and conditions of Options granted pursuant to the Amended and Restated 1990 Stock Option Plan, including the per share exercise price and the time or times at which the Options become exercisable. The Committee may accelerate the exercisability of Options at any time. While the terms of each Option under the Amended and Restated 1990 Stock Option Plan may differ from others granted under the Stock Option Plan, in no event will the term of any Amended and Restated 1990 Option granted under the Amended and Restated 1990 Stock Option Plan exceed ten years and one day. Except as set forth in the Stock Option Agreement, the Options are not transferable except by will or the laws of descent and distribution of the state of domicile of the Optionee if the Optionee dies intestate, and are exercisable during an Optionee's lifetime only by the Optionee or his or her guardian or legal representative. The terms of such Option shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Optionee. Except as otherwise provided in the Stock Option Agreement, the Options are not exercisable after the termination of the Optionee's employment or directorship. To exercise an Option, the Optionee must deliver payment in full in cash for the shares with respect to which the Option is being exercised. The Committee may require as a condition of an Option's exercise, that an Optionee execute a Stockholder's Agreement (as described below). The Stock Option Plan is, and if approved the Amended and Restated 1990 Stock Option Plan will be, administered by the Employee Benefit Plan Committee of the Board of Directors of the Company.

    While all employees and directors (approximately 4,700 persons) are eligible to participate under the Amended and Restated 1990 Stock Option Plan, the Company has historically granted Options to only a portion of its employees. Generally, the Company's current practice is to limit Option grants to members of management, directors and advisors of the Company. As of March 26, 1997, Options had been granted to approximately 286 employees and directors. No Options may be granted under the Amended and Restated 1990 Stock Option Plan after September 12, 2010. In the event that any Option granted under the Amended and Restated 1990 Stock Option Plan is terminated and unexercised as to any shares of Common Stock covered by the Option, such shares will thereafter be available for the granting of future Options under the Amended and Restated 1990 Stock Option Plan.

    In the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split-up or other substitution of securities, the Committee will make appropriate adjustments to the maximum number and class of shares of stock as to which Options may be granted under the Amended and Restated

1990 Stock Option Plan and the number and class of shares of stock with respect to which Options have been granted under the Amended and Restated 1990 Stock Option Plan, the Option Price for such shares and any other economic terms of the Option. In the event that any shares of Common Stock are issued after the date of the Amended and Restated 1990 Stock Option Plan to any of the FL & Co. Companies for less than fair consideration, as determined conclusively by the Committee, the Committee will make appropriate adjustments to the maximum number of shares of stock as to which Options may be granted under the Amended and Restated 1990 Stock Option Plan and the number of shares of stock with respect to which Options have been granted under the Amended and Restated 1990 Stock Option Plan and the Option Price for such shares. The Committee's adjustment will be final and binding for all purposes of the Amended and Restated 1990 Stock Option Plan and each Stock Option Agreement entered into under the Amended and Restated 1990 Stock Option Plan.

    The Board of Directors of the Company may amend, suspend or terminate the Amended and Restated 1990 Stock Option Plan at any time, provided that, to the extent necessary under applicable law, an amendment will not be effective unless approved by the Company's stockholders in accordance with applicable law. The rights of an Optionee under any Option granted prior to an amendment, suspension or termination of the Amended and Restated 1990 Stock Option Plan may not be adversely affected by Board action without the Optionee's consent.

    STOCK OPTION AGREEMENTS. The Options that have been granted under the Stock Option Plan to date have been granted pursuant to stock option agreements ("Stock Option Agreements"), and each Option is exercisable into one share of Common Stock at a price set forth in each Stock Option Agreement. The Options generally vest and become exercisable in three equal amounts on each of the first, second and third anniversaries of the grant date, or in four equal amounts on the grant date and each of the first, second and third anniversaries of the grant date. Certain of the Options were fully vested and exercisable on the grant date. Generally, the unvested portion of an Option expires on the date of the Optionee's termination of employment, and vested Options expire after the termination of employment as described below.

    Except as set forth in the individual Stock Option Agreements, an Option may not be exercised after termination of the Optionee's employment. The Stock Option Agreements generally provide for the redemption by the Company, at the Company's Option, of the vested portion of an Option in the event of a termination or permit the Optionee to exercise such portion following the termination within a period of time specified in such Stock Option Agreement. The Option expires at the end of such period of time.

    The Stock Option Agreements provide that the Company will notify the Optionee within a specified number of days prior to a "Terminating Event" or a "Partial Sale." A Terminating Event includes (a) the merger or consolidation of the Company into another corporation (other than a merger or consolidation in which the Company is the surviving corporation and which does not result in a capital reorganization, reclassification or other change of the then outstanding shares of Common Stock), (b) liquidation of the Company, (c) sale to a third party of all or substantially all of the Company's assets or (d) sale to a third party of Common Stock (including through one or more public offerings); but only if, in the case of the events described in (a), (b) and (d), the Forstmann Little Partnerships cease to own a specified percentage (ranging from zero to 51%, depending on the particular Stock Option Agreement) of the outstanding shares of the voting stock of the Company. A Partial Sale means a sale by the Forstmann Little Partnerships of all or a portion of their shares of Common Stock (including through a public offering) to a third party (other than a Terminating Event). Upon receipt of a notice of a Partial Sale, the Optionee may, within a specified period of time after receiving such notice, exercise his or her Options only for purposes of participating in the Partial Sale, whether or not such Options were otherwise exercisable, with respect to the excess, if any, of (a) the number of shares with respect to which the Optionee would be entitled to participate in the Partial Sale under the Stockholder's Agreement, which permits proportional participation with the Forstmann Little Partnerships in a public offering or sale to a third party (as described below), over (b) the number of shares previously issued upon exercise of such Options and not previously disposed of in a Partial Sale. Upon receipt of a notice of a Terminating Event, the Optionee may, within a specified period of time after receiving such notice, exercise all or part of his or her Options, whether or not such Options were otherwise exercisable. In connection with a Terminating Event involving the merger, consolidation or liquidation of the Company or the sale of Common Stock by the Forstmann Little Partnerships, the Company, in the Committee's discretion, may redeem the unexercised portion of the Options, in lieu of permitting the Optionee to exercise the Options, for a price equal to the price received per share of Common Stock in the Terminating Event, less the exercise price of the Options. Any unexercised portion of an Option will terminate upon the consummation of a Terminating Event, unless the Company provides for the continuation thereof. In the event a Terminating Event or Partial Sale is not consummated, any Option which the Optionee had exercised in connection with such Terminating Event or Partial Sale will be deemed not to have been exercised and will be exercisable thereafter only to the extent it would have been exercisable if notice of such Terminating Event or Partial Sale had not been given to the Optionee. The Optionee has no independent right to require the Company to register under the Securities Act the shares of Common Stock subject to such Options.

    STOCKHOLDER'S AGREEMENT. Upon exercise of an Option (or portion thereof) under the Stock Option Plan, an Optionee is required to enter into a Stockholder's Agreement with the Company. The Stockholder's Agreement governs the Optionee's rights and obligations as a stockholder (the "Stockholder"). The Stockholder's Agreement provides that, generally, the shares issued upon exercise of the Options may not be sold, transferred, assigned, exchanged, pledged, encumbered or otherwise disposed of, except as specifically provided in the Stockholder's Agreement.

    The Stockholder's Agreement provides that the Stockholder shall participate proportionately in any sale by the Forstmann Little Partnerships of all or a portion of their shares of Common Stock to any person who is not a partner or affiliate thereof, and the Stockholder shall participate proportionately in a public offering of shares of Common Stock by the Forstmann Little Partnerships, by selling the same percentage of the Stockholder's shares that the Forstmann Little Partnerships are selling of their shares. The sale of shares of Common Stock in such a transaction must be for the same price and otherwise on the same terms and conditions as the sale by the Forstmann Little Partnerships. If the Forstmann Little Partnerships sell or exchange all of their Common Stock in a bona fide arm's-length transaction, the Stockholder is required to sell all of his, her or its shares for the same price and on the same terms and conditions as the sale of Common Stock by the Forstmann Little Partnerships and, if stockholder approval of the transaction is required, to vote his, her or its shares in favor thereof. If, however, one or more public offerings result in the Forstmann Little Partnerships owning, in the aggregate, less than 20% of the then outstanding voting stock of the Company, the Stockholder will generally be entitled to sell, transfer or hold his, her or its shares of Common Stock free of the restrictions and rights contained in the Stockholder's Agreement. As of March 26, 1997, the Forstmann Little Partnerships, in the aggregate, owned 42.4% of the outstanding voting stock of the Company.

    The following table sets forth the number of shares of Common Stock subject to outstanding Options under the Stock Option Plan as of March 26, 1997 held by:
(a) each of the named executive officers; (b) all executive officers as a group;
(c) current directors who are not executive officers, as a group; and (d) all employees, including all current officers who are not executive officers, as a group. Options granted under the Stock Option Plan are made at the discretion of the Committee, thus, it is not possible to predict the benefits or amounts that will be received by or allocated to particular individuals or groups of employees in 1997 or thereafter.

GULFSTREAM STOCK OPTION PLAN TABLE

                                                                                                 NUMBER OF SHARES
NAME AND POSITION                                                                               UNDERLYING OPTIONS
----------------------------------------------------------------------------------------------  ------------------
Theodore J. Forstmann Chairman of the Board...................................................          375,000
Bryan T. Moss Vice Chairman of the Board......................................................          370,666
Fred A. Breidenbach President and Chief Operating Officer.....................................          514,814
W.W. Boisture, Jr. Executive Vice President...................................................          404,481
Chris A. Davis Executive Vice President, Chief Financial Officer and Secretary................          247,110
All executive officers as a group (5 persons).................................................        1,912,071
All current directors who are not executive officers as a group (16 persons)..................          970,964
All employees, including all current officers who are not executive officers, as a group (266
  persons)....................................................................................        2,353,297

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following discussion is a brief summary of the principal United States federal income tax consequences under current federal income tax laws relating to Options awarded under the Amended and Restated 1990 Stock Option Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

    An Optionee will not recognize any taxable income upon the grant of a nonqualified Option and the Company will not be entitled to a tax deduction with respect to such grant. Generally, upon exercise of an Option, the excess of the fair market value of the Common Stock on the exercise date over the exercise price will be taxable as compensation income to the Optionee. Subject to the Optionee including such excess amount in income or the Company satisfying the applicable income reporting requirements, the Company should be entitled to a tax deduction in the amount of such compensation income. The Optionee's tax basis for the Common Stock received pursuant to the exercise of an Option will equal the sum of the compensation income recognized and the exercise price.

    In the event of a sale of Common Stock received upon the exercise of a nonqualified Option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term gain or loss if the holding period for such Common Stock was more than one year.

    Special rules may apply to Optionees who are subject to Section 16 of the 1934 Act.

    Under certain circumstances the accelerated vesting or exercise of Options in connection with a change of control of the Company might be deemed an "excess parachute payment" for purposes of the golden parachute tax provisions of
Section 280G of the Code. To the extent it is so considered, the Optionee may be subject to a 20% excise tax and the Company may be denied a tax deduction.

    Section 162(m) of the Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1,000,000 in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers who are employed by the Company on the last day of the taxable year, but does not disallow a deduction for qualified "performance-based compensation," the material terms of which are disclosed to and approved by stockholders. The Company has structured the Amended and Restated 1990 Stock Option Plan with the intention that compensation resulting from grants of Options can qualify as "performance-based compensation." To qualify, the Company is seeking stockholder approval of the Amended and Restated 1990 Stock Option Plan at the 1997 Annual Meeting and will not grant Options in respect of the additional 1,469,117 shares of Common Stock available pursuant to the amendments to the Stock Option Plan if such stockholder approval is not obtained.

    The closing price of Common Stock as reported on the New York Stock Exchange on March 26, 1997 was $22.50 per share.

    PROXIES WILL BE VOTED FOR APPROVAL OF THE AMENDED AND RESTATED 1990 STOCK OPTION PLAN, UNLESS OTHERWISE SPECIFIED IN THE PROXY. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDED AND RESTATED 1990 STOCK OPTION PLAN.

                            APPOINTMENT OF AUDITORS

    Upon recommendation of the Audit Committee, the Board of Directors has appointed Deloitte & Touche LLP, independent public accountants, to audit and report on the consolidated financial statements of the Company for the fiscal year ending December 31, 1997 and to perform such other services as may be required of them. Deloitte & Touche LLP has served as auditors for the Company since 1990. The Board of Directors has directed that management submit the appointment of independent auditors for ratification by the stockholders at the Annual Meeting. Representatives of Deloitte & Touche LLP are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

    PROXIES WILL BE VOTED FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997, UNLESS OTHERWISE SPECIFIED IN THE PROXY. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.

                            EXPENSES OF SOLICITATION

    The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, some of the officers, directors, and regular employees of the Company and its subsidiaries, none of whom will receive additional compensation therefor, may solicit proxies in person or by telephone, telegraph or other means. As is customary, the Company will, upon request, reimburse brokerage firms, banks, trustees, nominees and other persons for their out-of-pocket expenses in forwarding proxy materials to their principals.

                       STOCKHOLDER PROPOSALS FOR THE 1998
                         ANNUAL MEETING OF STOCKHOLDERS

    Stockholders may present proposals which may be proper subjects for inclusion in the proxy statement and for consideration at an Annual Meeting. To be considered, proposals must be submitted on a timely basis. Proposals for the 1998 Annual Meeting must be received by the Company no later than December 1, 1997. Proposals, as well as any questions related thereto, should be submitted in writing to the Secretary of the Company. Proposals may be included in the proxy statement for the 1998 Annual Meeting if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

                                 OTHER MATTERS

    The Company knows of no other matter to be brought before the 1997 Annual Meeting. If any other matter requiring a vote of the stockholders should come before the meeting, it is the intention of the persons named in the proxy to vote the same with respect to any such matter in accordance with their best judgment.

    The Company will furnish, without charge, to each person whose proxy is being solicited upon written request, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as filed with the Securities and Exchange Commission (excluding exhibits). Copies of any exhibits thereto also will be furnished upon the payment of a reasonable duplicating charge. Requests in writing for copies of any such materials should be directed to Gulfstream Aerospace Corporation, 500 Gulfstream Road, Savannah, Georgia 31408, Attention:
Secretary.

                                          By order of the Board of Directors,

                                          /s/ Chris A. Davis
                                          Secretary

Savannah, Georgia
March 28, 1997

                                                                         ANNEX A

                              AMENDED AND RESTATED
                        GULFSTREAM AEROSPACE CORPORATION
                             1990 STOCK OPTION PLAN

    1. PURPOSE. The purpose of the Gulfstream Aerospace Corporation Stock Option Plan is to provide financial incentives to key employees of the Corporation and its Subsidiaries and such consultants, advisors and members of the Board of Directors of the Corporation and its Subsidiaries whose entrepreneurial and management talents and commitments are essential for the continued growth and expansion of the Corporation's business.

    The Options granted under the Plan are not intended to qualify as Incentive Stock Options within the meaning of Section 422 of the Code.

    2.  DEFINITIONS.  For purposes of this Plan:

    (a) "Affiliate" means any person directly or indirectly controlling, controlled by, or under common control with the person of which it is an Affiliate.

    (b) "Board" means the Board of Directors of the Corporation.

    (c) "Common Stock" means the Common Stock, par value $.0l per share, of the Corporation and any other stock or securities into which such shares are changed or for which such shares are exchanged as described in Section 7 hereof.

    (d) "Code" means the Internal Revenue Code of 1986, as amended.

    (e) "Committee" means a committee, as described in Section 3, appointed by the Board from time to time to administer the Plan and to perform the functions set forth herein.

    (f) "Corporation" means Gulfstream Aerospace Corporation, a Delaware corporation, and any successor to Gulfstream Aerospace Corporation by merger, consolidation, acquisition of substantially all the assets thereof or otherwise.

    (g) "Eligible Person" means any individual employee or director of, or consultant or advisor to, the Corporation or its Subsidiaries whom the Committee designates as eligible to receive Options.

    (h) "FL & Co. Companies" means individually and collectively Gulfstream Partners, Gulfstream Partners II, L.P. and Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership - IV, each a New York limited partnership.

    (i) "Nonemployee Director" means a director of the Corporation who is a "nonemployee director" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

    (j) "Option" means an option granted under the Plan.

    (k) "Optionee" means a person to whom an Option has been granted.

    (l) "Option Price" means the price at which a share of Common Stock can be purchased pursuant to an Option.

    (m) "Original Shareholders" means individually and collectively the FL & Co. Companies and Allen E. Paulson.

    (n) "Outside Director" means a director of the Corporation who is an "outside director" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

    (o) "Parent" means a parent corporation within the meaning of Section 424(e) of the Code.

    (p) "Plan" means the Gulfstream Aerospace Corporation Stock Option Plan as set forth in this instrument and as it may be amended from time to time.

    (q) "Stock Option Agreement" means the written agreement between an Optionee and the Corporation evidencing the grant of an Option and setting forth the terms and conditions of that Option.

    (r) "Stockholder's Agreement" means the Stockholder's Agreement governing the rights, duties and obligations of present or former employees, directors, consultants or advisors of the Corporation or its Subsidiaries with respect to shares of Common Stock granted or sold to such persons, or issued pursuant to options granted or sold to such persons, substantially in the form attached hereto, or such other form as is in use by the Corporation at the time of exercise of any Option or any part thereof and which the Corporation elects to require the Optionee to execute in connection with his exercise of the Option. All references herein or in any Stock Option Agreement to sections of the Stockholder's Agreement refer to sections of the Stockholder's Agreement attached hereto or to the corresponding sections of any Stockholder's Agreement in use by the Corporation at the time of exercise of any Option and which the Corporation elects to require the Optionee to execute in connection with his exercise of the Option.

    (s) "Subsidiary" means a subsidiary corporation of the Corporation within the meaning of Section 424(f) of the Code, substituting "issuing" for "employer" references therein.

    (t) "Successor Corporation" means a corporation, or a Parent or Subsidiary of such corporation, which issues or assumes a stock option in a transaction to which Section 424(a) of the Code applies.

    (u) "Third Party" means any person who is not an Affiliate or a partner of the Original Shareholders or an Affiliate of such partner.

    3. ADMINISTRATION. The Plan shall be administered by the Committee, which shall hold meetings at least annually, and shall keep minutes of its meetings. The Committee shall have all of the powers necessary to enable it to carry out its duties under the Plan properly, including the power and duty to construe and interpret the Plan and to determine all questions arising under it. The Committee's interpretations and determinations shall be conclusive and binding upon all persons. The Committee may also establish, from time to time, such regulations, provisions, procedures and conditions regarding the Options and granting of Options which in its opinion may be advisable in administering the Plan. A quorum shall consist of not fewer than two members of the Committee and a majority of a quorum may authorize any action. Any decision or determination reduced to writing and signed by a majority of all of the members of the Committee shall be as fully effective as if made by a majority vote at a meeting duly called and held. The Committee shall consist of at least two (2) directors of the Corporation and may consist of the entire Board; provided, however, that
(A) if the Committee consists of less than the entire Board, each member shall be a Nonemployee Director and (B) to the extent necessary for any Option intended to qualify as performance-based compensation under Section 162(m) of the Code to so qualify, each member of the Committee, whether or not it consists of the entire Board, shall be an Outside Director.

    4.  SHARES AVAILABLE FOR OPTION.

    (a) The Corporation shall reserve for the purposes of the Plan, out of its authorized but unissued Common Stock or out of shares of Common Stock held in the Corporation's treasury, or partly out of each, as shall be determined by the Board, a total of 9,688,550 shares of Common Stock (or the number and kind of shares of stock or other securities into which those 9,688,550 shares are changed or for which those 9,688,550 shares are exchanged in accordance with
Section 7 hereof).

    (b) In any calendar year, no Eligible Person may be granted Options in the aggregate in respect of more than 500,000 Shares.

    (c) In the event that an Option granted under the Plan to any Eligible Person expires, or is for any other reason terminated and unexercised as to any shares of Common Stock covered by the Option, those shares of Common Stock shall thereafter be available for the granting of future Options under the Plan.

    5.  GRANTING OPTIONS.

    (a) Subject to the provisions of the Plan, the Committee shall have full and final authority to select those Eligible Persons who will receive Options. The Committee may also grant more than one Option to a given Eligible Person during the term of the Plan, either in addition to, or in substitution for, one or more Options previously granted that Eligible Person. Options shall be issued pursuant to a Stock Option Agreement executed by the Corporation and the Optionee.

    (b) The Committee, in its sole discretion, shall establish the per share Option Price at the time an Option is granted.

    (c) The terms of each Option granted under the Plan may differ from those of other Options granted under the Plan at the same time, or at some other time; provided that in no event shall the term of any Option granted under the Plan exceed ten years and one day.

    (d) Subject to the provisions of the Plan and the Stock Option Agreement, an Option granted under this Plan shall be exercisable immediately or in accordance with a schedule determined by the Committee in its sole discretion, and the Committee may accelerate the exercisability of any Option at any time.

    (e) Unless set forth in the Stock Option Agreement evidencing the Option at the time of grant or at any time thereafter, an Option granted hereunder shall not be transferable by the Optionee to whom granted except by will or the laws of descent and distribution of the state of the Optionee's domicile at the time of his death, and an Option may be exercised during the lifetime of such Optionee only by the Optionee or his or her guardian or legal representative. The terms of such Option shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Optionee.

    (f) Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend, replace or renew outstanding Options granted under the Plan, or accept the surrender of outstanding Options (to the extent they have not yet been exercised) and grant new Options in substitution for them. Notwithstanding the foregoing, however, no modification of an Option shall adversely alter or impair any rights or obligations under any Option granted under the Plan without the affected Optionee's consent.

    6.  EXERCISE OF OPTIONS.

    (a) To exercise an Option, in whole or in part, the Optionee shall deliver to the Committee a written notice of exercise specifying the number of shares of Common Stock in respect of which the Option is being exercised. The Option Price shall be paid in full in cash for those shares of Common Stock with respect to which the Option is being exercised. The Stock Option Agreement shall set forth the minimum number of shares of Common Stock, if any, which may be purchased at any one time upon the exercise of an Option. Each share of Common Stock purchased upon exercise of an Option shall be issued and delivered at the principal office of the Corporation to the person entitled to receive it. An Optionee shall not be deemed the holder of any shares of Common Stock subject to the Option or have any rights of a stockholder with respect thereto until such shares of Common Stock have been issued and delivered to such Optionee. The Stock Option Agreement may contain such other conditions to the exercise of an Option as the Committee from time to time shall determine and may also contain provisions relating to the ownership of the shares of Common Stock issued upon the exercise of the Option or may require the Optionee, as a condition of exercise of the Option, to execute a Stockholder's Agreement.

    (b) Except as provided in the Stock Option Agreement, any Options held by an Optionee shall not be exercisable after the termination of the Optionee's employment with the Corporation or its Subsidiaries or his membership on the Board, as the case may be. During an Optionee's lifetime, Options granted under the Plan shall be exercisable only by the Optionee. In the event of an Optionee's death, any Options held by the Optionee shall be exercisable, to the extent provided in the Plan or under the Stock Option Agreement, by the legatee or legatees under his will or by his personal representatives or distributees.

    (c) All certificates representing shares of Common Stock issued pursuant to the exercise of an Option shall bear the following legend:

       "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any securities regulatory authority of any state, and may not be sold, transferred, assigned, exchanged, pledged, encumbered or otherwise disposed of except in accordance with the provisions of a Stockholder's Agreement with the Corporation, a copy of which is available for inspection at the offices of the Corporation."

or such other legend to the same effect as approved by the Committee.

    (d) To the extent that an Option is not exercised prior to the expiration of its term or such shorter period of time prescribed by the Plan and the Stock Option Agreement, the Option shall lapse and all rights of the Optionee with respect thereto shall terminate.

    7. CHANGES IN COMMON STOCK. In the event that the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares of stock or other securities of the Corporation, whether through merger, consolidation, reorganization, recapitalization, stock dividend, stock split-up or other substitution of securities of the Corporation, the Committee shall make appropriate adjustments to the maximum number and class of shares of stock as to which Options may be granted under the Plan and the number and class of shares of stock with respect to which Options have been granted under the Plan, the Option Price for such shares and any other economic terms of the Option. In the event that any shares of Common Stock are issued after the date of the Plan to any of the FL & Co. Companies for less than fair consideration, as determined conclusively by the Committee, the Committee shall make appropriate adjustments to the maximum number of shares of stock as to which Options may be granted under the Plan and the number of shares of stock with respect to which Options have been granted under the Plan and the Option Price for such shares. The Committee's adjustment shall be final and binding for all purposes of the Plan and each Stock Option Agreement entered into under the Plan. No adjustment provided for in this Section 7 shall require the Corporation to issue a fractional share, and with respect to each Stock Option Agreement the total adjustment as to the number of shares for which Options have been granted shall be effected by rounding down to the nearest whole number of shares.

    8. AMENDMENT OR TERMINATION OF PLAN. The Board shall have the right to amend, suspend or terminate the Plan at any time, provided that, to the extent necessary under applicable law, an amendment shall not be effective unless approved by the stockholders of the Company in accordance with applicable law. The rights of an Optionee under any Option granted prior to an amendment, suspension or termination of the Plan shall not be adversely affected by any such action of the Board except with the consent of the Optionee.

    9. INDEMNIFICATION OF STOCK OPTION COMMITTEE. The members of the Committee shall be indemnified by the corporation against all losses, claims, damages and liabilities, joint or several (including all legal and other expenses reasonably incurred in connection with the preparation for, or defense of, any claim, action or proceeding, whether or not resulting in any liability), for any acts or omissions which are within the scope of such member's duties as a member of the Committee to the full extent permitted under the General Corporation Law of the State of Delaware, as amended from time to time.

    10. COMPLIANCE WITH LAW AND OTHER CONDITIONS. All Options and Stock Option Agreements shall be governed by the laws of the State of New York to the extent not superseded by the laws of the United States. Notwithstanding anything herein or in any agreements pursuant to which Options are granted to the contrary, the Corporation shall not be required to issue shares pursuant to the exercise of any Option granted under the Plan unless the Corporation's counsel has advised the Corporation that such exercise and issuance comply with all applicable laws including, without limitation, all applicable federal and state securities laws.

    11. MISCELLANEOUS. Nothing in the Plan or in any Stock Option Agreement shall (a) confer on any Employee any right to continue in the employ of the Corporation, any of its Subsidiaries or any Successor Corporation; or (b) affect the right of the corporation, any of its Subsidiaries or any Successor Corporation to terminate his employment at any time.

    12. WITHHOLDING OF TAXES. At such times as an Optionee recognizes taxable income in connection with the receipt of Shares hereunder (a "Taxable Event"), the Optionee shall pay to the Corporation an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld by the Corporation in connection with the Taxable Event prior to the issuance of such Shares.

    13. EFFECTIVE DATE AND DURATION OF PLAN. The effective date of the Plan shall be the date of its adoption by the Board, subject only to the approval of the stockholders of the Corporation. No options may be granted under the Plan after September 12, 2010.

                   GULFSTREAM AEROSPACE CORPORATION
         PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MAY 14, 1997
   THIS PROXY IS SOLICITED ON BEHALF OF GULFSTREAM AEROSPACE
                CORPORATION'S BOARD OF DIRECTORS.

  The undersigned hereby appoints Fred A. Breidenbach, W.W. Boisture, Jr., and Sandra J. Horbach and each of them, Proxies for the undersigned, with full power of substitution, to represent and to vote all shares of Gulfstream Aerospace Corporation Common Stock which the undersigned may be entitled to vote at the 1997 Annual Meeting of Stockholders of Gulfstream Aerospace Corporation to be held in New York, New York on Wednesday, May 14, 1979 at 9:30 a.m., or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

  PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTOR'S RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED. IF THIS PROXY IS SIGNED BUT NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR LISTED IN ITEM 1 AND FOR ITEMS 2 AND 3. IN THEIR DISCRETION, THE APPOINTED PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENTS/ADDRESS ON REVERSE SIDE


(CONTINUED AND TO BE SIGNED ON OTHER SIDE.)

SEE REVERSE
   SIDE


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

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

                                                                               Please mark
                                                                               your votes as    / X /
                                                                               indicated in
                                                                               this example

ITEM 1.  ELECTION OF DIRECTORS                       FOR ALL     WITHHOLD AUTHORITY TO
Nominees:                                            NOMINEES    VOTE FOR ALL NOMINEES
Charlotte L. Beers          Bryan T. Moss
Thomas D. Bell, Jr.         Roger S. Penske          /  /                /  /
Chris A. Davis              Donald H. Rumsfeld
Nicholas C. Forstmann

To withhold authority to vote for any individual nominee(s), write the nominee(s) on the line provided:


-------------------------------------------------------------------

                                                FOR    AGAINST       ABSTAIN
ITEM 2.  APPROVAL OF AUDITORS
                                                / /      /  /         /  /


                                                FOR    AGAINST       ABSTAIN
ITEM 3.  APPROVAL OF AMENDED AND RESTATED
         1990 STOCK OPTION PLAN                 / /      /  /         /  /

       I PLAN TO ATTEND MEETING               /  /

           ADDRESS CHANGE
Please mark this box if you have address
changes on the reverse side.                 /  /

RECEIPT IS HEREBY ACKNOWLEDGED OF THE GULFSTREAM AEROSPACE
CORPORATION NOTICE OF MEETING AND PROXY STATEMENT.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED
ENVELOPE

Dated: __________________________________, 1997

_______________________________________________
Signature

_______________________________________________
Signature

Note: Please sign exactly as name appears hereon.
Joint owners should each sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. Corporate and partnership proxies should be signed by an authorized person indicating the person's title.



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